UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 7, 2006

Xethanol Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 7, 2006, the board of directors of Xethanol Corporation (“Xethanol”) elected Louis B. Bernstein to serve as President of the company. Mr. Bernstein currently also serves as the company’s interim Chief Executive Officer. On the same day, the board of directors also elected Thomas J. Endres to serve as the company’s Senior Vice President, Operations and elected Richard D. Ditoro to the company’s board of directors. Each election was effective immediately. Mr. Ditoro also was appointed to serve as a member of the board of directors’ audit and compensation committees and as chairman of its governance committee.

Prior to joining Xethanol, Thomas J. Endres served in the United States Army for 27 years, retiring with the rank of Lieutenant Colonel. From August 1997 until August 2006, he served as Director of Operations/Director of Cadet Activities at the United States Military Academy at West Point. In this position, he was responsible for managing $2 billion in facilities, a $50 million budget, and 356 employees. From November 1999 through April 2002, Mr. Endres also served as a member of the board of directors of the West Point Federal Credit Union, where he managed over $55 million in funds and was responsible for the credit union’s investment policies, interest rate analysis and overall fund management. From July 1996 through July 1997, Mr. Endres was the Chief of Special Operations for the Aviation Management Office where he was responsible as Human Resources Officer for over 10,000 Army pilots. From July 1995 through July 1997, Mr. Endres served as the Chief of the Army’s Special Incentive Pay Branch where he was responsible for more than $200 million in special pay requirements and prepared the branch budget for Congressional approval. From May 1992 through June 1995, Mr. Endres served as operations officer for the 4th Aviation Battalion, 4th Infantry Division, overseeing training and operations of a 400 person unit with $1.2 billion in assets. Mr. Endres served with the Army in Korea and Somalia. He was awarded the Legion of Merit for exceptionally meritorious conduct in the performance of outstanding services and achievements. He received a Bachelor of Science in Engineering from the United States Military Academy at West Point in 1980 and is a graduate of the Executive Level Management Program of the United States Army Command and General Staff College.

Xethanol currently contemplates that it will enter into an employment agreement with Mr. Endres in the near future. The material terms of the employment agreement have not been determined as of the date of the filing of this Current Report on Form 8-K. Xethanol will file an amendment to this Current Report on Form 8-K including the material terms of its employment agreement with Mr. Endres within four days of the date on which those terms have been determined. Except for the foregoing, there has been no transaction during the past two years, or proposed transaction, to which Xethanol was or is to be a party in which Mr. Endres had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-B.

Richard D. Ditoro previously served as a member of Xethanol’s board of directors from June 2, 2005 through August 10, 2006, the date of the company’s 2006 annual meeting of stockholders at which Mr. Ditoro did not stand for re-election. In connection with his initial election as a director in June 2005, in July 2005 Xethanol granted Mr. Ditoro options to purchase a total of 80,000 shares of Xethanol’s common stock. The July 2005 options are exercisable at the market price of the common stock on the date of grant. 50% of the options vested on the date of grant and the remaining 50% vested at the end of Mr. Ditoro’s first year of service. Upon his election as a director on September 7, 2006, Xethanol granted Mr. Ditoro options to purchase a total of 55,000 shares of Xethanol’s common stock. The September 2006 options are exercisable at the market price of the common stock on the date of grant and were fully vested upon the date of grant. Except for the foregoing, there has been no transaction during the past two years, or proposed transaction, to which Xethanol was or is to be a party in which Mr. Ditoro had a direct or indirect interest required to be disclosed under Item 404 of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: September 13, 2006	By:	/s/ Louis B. Bernstein
Louis B. Bernstein
Interim Chief Executive Officer and President